Exhibit 23(f)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-115381 on Form S-3 of our reports dated February 28, 2005, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of a new accounting principle in 2003 and includes an explanatory paragraph relating to the restatement described in Note 9) and financial statement schedule of Savannah Electric and Power Company, appearing in this Annual Report on Form 10-K of Savannah Electric and Power Company for the year ended December 31, 2004.

/s/Deloitte & Touche LLP
Atlanta, Georgia
February 28, 2005